Exh. 1


FOR IMMEDIATE RELEASE
January 27, 1998


SERVICEMASTER ACHIEVES 20 PERCENT EPS GROWTH
AND 27TH CONSECUTIVE YEAR OF REVENUE AND PROFIT
GROWTH

DOWNERS GROVE, Illinois -- ServiceMaster (NYSE:SVM) today reported its 27th consecutive year of growth in revenue and profits. Customer level revenue was up 13 percent to $5.6 billion. Earned revenue increased 15 percent to $4 billion, reflecting growth from base operations and acquisitions. Basic and diluted earnings per share (EPS) before a one-time gain relating to the ServiceMaster reincorporation were $1.39 and $1.33, respectively, which represent increases of 20 percent and 19 percent over the prior year, respectively. Net income on this basis was $264 million. For the fourth quarter, basic EPS was up 20 percent to $.36 and diluted EPS increased 17 percent to $.34, compared with 1996.

On December 26, 1997, ServiceMaster converted from a publicly traded partnership to a corporation, making it subject to corporate income tax in future years. Assuming the Company was a tax-paying entity, proforma basic and diluted EPS before the impact of a one-time gain were $.86 and $.82, up 21 and 19 percent, respectively. The proforma quarterly results on this basis included basic and diluted EPS of $.22 and $.21, up 16 and 17 percent.

Upon reincorporation, the Company recognized a significant increase in the tax basis of its assets, resulting in future cash tax savings exceeding $25 million per year for the next 15 years. ServiceMaster also recorded a $65 million gain, which represents the difference between the tax basis and book value of its assets. Actual reported net income for the full year, including the effect of the gain, was $329 million, resulting in basic and diluted EPS of $1.73 and $1.66.

Revenue for the quarter and twelve months reflects ServiceMaster Employer Services, which the Company formed through an acquisition of a professional employer organization in August. This had a significant impact on revenues, but did not contribute materially to profits. While reported operating margins were
8.7 percent, operating margins excluding ServiceMaster Employer Services increased 50 basis points to 9 percent for the year, reflecting continued economies of scale in Consumer Services and more rapid growth in the Company's higher margin businesses. Results also reflect the April 1997 repurchase by ServiceMaster of Waste Management's 19 percent ownership interest (40.7 million shares on a post-split basis) in ServiceMaster. This transaction increased interest expense and reduced shares outstanding.

Cash from operations grew 9 percent to $372 million, exceeding reported net income, prior to the one-time gain, by 41 percent or $108 million. This exceptional cash flow was supported by the Company's low capital expenditures and working capital needs and its high level of non-cash expenses.

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"We are pleased with our excellent 1997 performance, which is the result of more
than  200,000  dedicated  associates  successfully   identifying  and  exceeding
customer expectations.  Thanks to them, and to the strong network of services we
have  built,   we  enter  1998  with  exciting   growth   opportunities,"   said
ServiceMaster President and Chief Executive Officer Carlos H. Cantu. "1997 marked the 50th anniversary of the formation of ServiceMaster and another year of delivering outstanding value to our shareholders, customers and associates. In 1997, ServiceMaster shareholders received a total return on their investment significantly in excess of market averages and they have enjoyed an average compounded total return exceeding 24 percent over the last 20 years."

ServiceMaster Consumer Services achieved another year of strong double-digit growth, posting revenues of $1.5 billion, up 15 percent over 1996, and proforma profits of $126 million, up 22 percent. TruGreen-ChemLawn reported excellent revenues and profits, with an increased customer base, solid sales of ancillary services and successful integration of acquisitions and new business lines. Terminix posted growth in both revenues and profits, resulting from increased customer retention and growth in both termite completions and pest control. American Home Shield achieved very strong revenue and profit growth with excellent performance and momentum in all aspects of the business. The Company's franchise operations also reported revenue and profit growth.

ServiceMaster Management Services posted its first year with annual revenues in excess of $2 billion, representing a 7 percent increase over 1996 levels. This growth reflects the acquisition of Premier and an increase in Healthcare. Proforma profits of $55 million were consistent with 1996 levels. Healthcare achieved solid revenue growth. Strong performance in Integrated Service and growth in the Company's services to the long-term care sector were partially offset by slower sales in the acute care sector. Profits in Healthcare were unchanged from 1996. Education reported lower revenues and profits, resulting from the loss of a major account. Education revenues and profits increased excluding the impact of this termination. The Business & Industry Group achieved double-digit growth in revenues and profits, reflecting the Premier acquisition, solid performance in ongoing businesses, and increases in the aviation market.

ServiceMaster serves more than 9 million customers in the United States and in 35 countries around the world, with annual customer level revenue of $5.6 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services.

ServiceMaster Consumer Services now includes eight market- leading companies-- TruGreen-ChemLawn, Terminix, American Home Shield, Rescue Rooter, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and Furniture Medic-
- which operate through the ServiceMaster Quality Service Network of over 5,800 U.S. company-owned locations and franchised businesses.

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ServiceMaster  Management Services is the leading facilities  management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy. This segment includes ServiceMaster Diversified Health Services, which provides development and management services for subacute, rehabilitation, home health, long-term care, senior living and pharmacy programs.

In accordance with the Private Securities Litigation Reform Act of 1995, the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors which could cause actual results to differ materially include the following (among others): weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

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THE SERVICEMASTER COMPANY
Consolidated Statements of Income
(In thousands, except per share data)


                          Three Months Ended    Twelve Months Ended
                                Dec. 31,               Dec. 31,
                            1997       1996        1997        1996
                         ----------  ---------  ----------  ----------

Operating Revenue       $1,043,458  $ 873,871  $3,961,502  $3,458,328

Operating Costs and Expenses:

Cost of services rendered
  and products sold        814,816    679,299   3,058,160   2,681,008
Selling and administra-
  tive expenses            139,761    114,632     559,409     482,102
                         ----------  ---------  ----------  ----------
Total operating costs
  and expenses             954,577    793,931   3,617,569   3,163,110
                         ----------  ---------  ----------  ----------
Operating Income            88,881     79,940     343,933     295,218

Non-operating Expense (Income):

Interest expense            22,689      9,640      76,447      38,298
Interest and
  investment income         (3,895)    (2,718)    (14,304)    (10,183)
Minority interest            1,315      6,485       7,511      14,706
                         ----------  ---------  ----------  ----------
Income before
  Income Taxes              68,772     66,533     274,279     252,397
Provision for
  income taxes (1)           3,022      1,970      10,203       7,257
Tax benefit relating to
change in tax status        65,000          -      65,000           -
                         ----------  ---------  ----------  ----------
Net Income              $  130,750  $  64,563  $  329,076  $  245,140
                         ----------  ---------  ----------  ----------


Proforma Information:
------------------------
 Income before
   Income Taxes             68,772     66,533     274,279     252,397
 Corporate provision
   for income taxes (1)     27,784     26,880     110,809     101,968
                         ----------  ---------  ----------  ----------
 Net Income             $   40,988  $  39,653  $  163,470  $  150,429
                         ----------  ---------  ----------  ----------

 Per share (1 and 2):
   Basic                     $0.22      $0.19       $0.86       $0.71
   Diluted                   $0.21      $0.18       $0.82       $0.69

Cash Distributions
  Per Share                  $0.12      $0.11       $0.47       $0.44
                         ==========  =========  ==========  ==========
Price Range Per Share:
 High Price                 $29.25     $17.75      $29.50      $17.75
 Low Price                  $21.00     $15.83      $16.38      $12.92
----------------------------------------------------------------------

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Notes:

1. The Company converted from partnership to corporate form in a tax-free exchange for shareholders on December 26, 1997. Prior to the conversion, the Partnership was not subject to federal and state income taxes, its taxable income was allocated to the Company's shareholders. As a result of the conversion, the Company is a taxable entity and is responsible for such payments. Proforma information is presented to compare the continuing results of operations as if the Company was a taxable corporation in 1997 and 1996. The proforma provision for income taxes has been calculated assuming that the Company's effective tax rate was approximately 40% of pretax earnings. The Company's historical net income per share as a Partnership was as follows:

                         Twelve months ended December 31,
                        ----------------------------------
              Before one-time tax benefit          Actual
              ---------------------------          ------

                    1997       1996           1997       1996
                    ----       ----           ----       ----
      Basic        $1.39      $1.16          $1.73      $1.16
      Diluted       1.33       1.12           1.66       1.12

2. The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires the dual presentation of basic and diluted earnings per share. Basic earnings per share replaces the previously required presentation of primary earnings per share. All share and per share data reflect the three-for-two share splits in June 1997 and June 1996.


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THE SERVICEMASTER COMPANY
Condensed Consolidated Balance Sheets
(In thousands)
                                                        As Of
                                                  Dec. 31,   Dec. 31,
                       Assets                      1997        1996
                                               ----------  ----------

Current Assets:
  Cash and marketable securities, including
    cash and cash equivalents
    of $64,876 and $72,009, respectively       $  124,124  $  114,413
  Receivables, net of allowances                  299,138     270,401
  Inventories and other current assets            170,822     114,520
                                                ----------  ----------
    Total current assets                          594,084     499,334
                                                ----------  ----------
  Intangible assets, primarily trade names and
    goodwill, net of accumulated amortization   1,563,309   1,098,466
  Property and equipment, net of accum. deprec.   158,270     146,400
  Notes receivable, l-t securities, and other     159,561     102,641
                                                ----------  ----------
    Total assets                               $2,475,224  $1,846,841
                                                ==========  ==========
               Liabilities and Equity
  Current liabilities                          $  558,177  $  425,552
  Long-term debt                                1,247,845     482,315
  Other long-term obligations                     144,764     125,299
  Minority interest                                     -      16,908
  Shareholders' equity                            524,438     796,767
                                                ----------  ----------
    Total liab. and shareholders' equity       $2,475,224  $1,846,841
                                                ==========  ==========

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Condensed Consolidated Statements of Cash Flows
(In thousands)                                   Twelve Months Ended
                                                     December 31,
                                                   1997        1996
                                                ----------  ----------
Cash and Cash Equivalents at January 1         $   72,009  $   23,113

Cash Flows from Operations:
Net Income                                        329,076     245,140
Adjustments to reconcile net income to net
 cash flows from operations:
  Depreciation                                     45,392      41,658
  Amortization                                     47,670      37,348
  Deferred tax asset recorded upon
    reincorporation                               (65,000)          -
  Change in working capital, net of acquisitions   14,470       9,294
  Minority interest and other, net                    281       7,946
                                                ----------  ----------
Net Cash Provided from Operations                 371,889     341,386
                                                ----------  ----------
  Property additions                              (46,232)    (42,952)
                                                ----------  ----------
Free Operating Cash Flows                         325,657     298,434
                                                ----------  ----------
Cash Flows from Investing Activities:
  Business acquisitions, net of cash acquired    (233,689)    (58,473)
  Net purchases of investment securities          (16,753)    (20,075)
  Payments to sellers of acquired businesses       (4,723)     (3,742)
  Sale of equipment and other assets                4,134       2,664
  Notes receivable and financial investments       (3,593)      3,304
  Proceeds from sale of businesses                      -       4,526
                                                ----------  ----------
Net Cash Used for Investing Activities           (254,624)    (71,796)
                                                ----------  ----------
Cash Flows from Financing Activities:
  Borrowings, net                                 888,528     123,732
  Payment of borrowings and other obligations    (160,155)    (82,857)
  Purchase of ServiceMaster shares               (657,191)    (76,556)
  Distributions to shareholders
    and shareholders' trust                      (155,883)   (146,520)
  Proceeds from employee share option plans         6,526       6,835
  Distributions to holders of minority interests     (542)     (3,074)
  Other                                               551         698
                                                ----------  ----------
Net Cash Used for Financing Activities            (78,166)   (177,742)
                                                ----------  ----------
Cash Increase (Decrease) during the Period         (7,133)     48,896
                                                ----------  ----------
Cash and Cash Equivalents at December 31       $   64,876  $   72,009
                                                ==========  ==========

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